Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-258076) pertaining to the Long Term Incentive Plan, 2021 Equity Incentive Plan, and 2021 Employee Stock Purchase Plan of CS Disco, Inc.,

(2)Registration Statements (Form S-8 Nos. 333-263046, 333-270022, 333-277283, and 333-285099) pertaining to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of CS Disco, Inc., and

(3)Registration Statement (Form S-8 No. 333-266199) pertaining to the Stock Option Award Agreement of CS Disco, Inc.;

of our report dated February 25, 2026, with respect to the consolidated financial statements of CS Disco, Inc. included in this Annual Report (Form 10-K) of CS Disco, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Austin, Texas
February 25, 2026